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                                                                  Exhibit 99.272


APPENDIX: SOFT CAP ISSUES

FERC has proposed that the PX modify its Day-Ahead and Day-of Spot energy markets to impose a "soft" price cap. On page 34 of its proposed order, FERC states:

     We propose to implement a temporary modification to the single price auctions of the PX and the ISO. A significant factor causing high prices in California was the fact that every MW in the market is priced at the market clearing price. We propose that, effective 60 days from the date of this order, for all short-term markets operated by the PX and the ISO (including the Replacement Reserve Market), the single price auctions be used for all sale offers at or below $150. This auction modification imposes no limits on a seller's bid and only limits which bids can set the clearing price. The single market clearing price will be used for the amount of load which clears at or below this amount in the auctions. To the extent an auction does not clear at or below the $150 bid level, suppliers who choose to bid above $150 will be paid their as-bid price. These prices will be averaged and billed to all the load which was supplied in the auction.

The PX has concerns as to how such a soft cap will be implemented when there is transmission congestion in the Day-Ahead or Day-Of market. When there is congestion, the ISO runs a transmission market with the PX and other Scheduling Coordinators bidding to schedule on congested transmission paths. The ISO allocates congested transmission to the SCs that place the highest value on the available transmission capacity and sets the usage charge on each congested path at the value bid by the marginal user of that path. The PX's and other SCs' energy markets interact with the ISO's transmission market whenever there is transmission congestion.

As a consequence of the interaction of the energy and transmission markets, the PX market will not have a single market-clearing price when there is congestion. Rather, the PX will have a single market-clearing price per location (zone) with the difference in the PX's market-clearing prices at two locations being equal to the ISO's transmission usage charges for sending energy from one location to the other.

For the PX to impose the soft price cap, it would cap the market-clearing price in each zone at $150/MWh. Should the ISO also modify the pricing mechanism in its transmission auction as a result of the soft price cap in the energy markets? For example:

o Should ISO set its usage charges so that the differences in PX zonal energy prices (after cap) are equal to the usage charges for moving energy between zones?
o Should ISO set its usage charges equal to the marginal value of transmission capacity considering all bids (above and below the soft cap)?

To clarify, consider a simple example with two zones and with the PX as the only SC. The PX submits the following Initial Preferred Schedules and adjustment bids to ISO

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[PX Initial Preferred Schedules and Adjustment Bids Chart]

Figure 1: PX Initial Preferred Schedules and Adjustment Bids

Absent the transmission constraint, the PX would schedule G(1) = 100 MWh, G(2) = 180 MWh, G(3) = 90 MWh, and G(4) = 0. The PX energy market would clear at the soft price cap of $150/MWh. However, the PX would send 170 MWh from A to B which violates the transmission constraint.

[PX Final Schedules Chart]
Figure 2: PX Final Schedules

In its transmission market, ISO would allocate to the PX all 100 MW of transmission from A to B. The PX would schedule G(1) = 100 MWh, G(2) = 110 MWh, G(3) = 100 MWh, and G(4) = 60 MWh. ISO would set the usage charge on path A->B to $200/MWh which is the marginal value to the PX of transmission capacity from A to B. Today, the PX would set its zonal market-clearing prices as follows:
MCP(A) = $150/MWh and MCP(B) = $350/MWh. The zonal market-clearing price in Zone B would be above the soft cap of $150/MWh. Imposing the soft price cap in the PX energy markets would result in the


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following changes to the zonal market-clearing prices: MCPA = $150/MWh and MCPB
= $150/MWh.

Either the ISO must modify the way it calculates the usage charges whenever the energy markets exceed the soft cap or the PX must modify the way that it collects usage charges whenever the soft cap is exceeded. Either approach will have consequences that must be evaluated.

Changing ISO's Calculation of Usage Charge to Take PX Soft Caps into Account

Suppose that ISO were to calculate the usage charge taking into account the soft price caps in the PX energy markets. ISO could adjust the usage charges so that the transmission charge for sending energy from one zone to another is equal to the difference in PX zonal energy prices. In the above example, ISO would adjust its usage charge on path A->B to $0/MWh.

This can have some unintended consequences. In the above example, ISO would set the usage charge for transmission from A to B to $0/MW. This would indicate that an additional MW of transmission capacity from A to B has zero value. In actuality, adding 1 MW of transmission capacity would reduce PX costs by $200/MW, so the ISO would send incorrect signals regarding the value of transmission which could adversely impact capacity expansion.

This method of setting usage charges could also lead to gaming behavior in ISO's transmission market. For example, a marketer might forecast that the PX would hit the soft cap in two zones causing ISO to set the usage charges between the zones to $0/MW. If that marketer wanted to send energy between the two zones, it could schedule its flow as a price taker in ISO's transmission market. If it forecast correctly that the PX hit its soft caps, ISO would set the transmission charge for its transfer to $0. This could seriously affect the efficiency of the transmission market.

Keeping ISO's Current Calculation of Usage Charge and Using Uplifts

ISO could keep its present method of calculating usage charges as the marginal value of transmission capacity on a path given all adjustment bids. The PX would calculate tentative zonal market-clearing prices using the usage charges as it does today. However, if any zonal MCP exceeds $150/MWh, the PX would cap that zonal MCP at $150/MWh. Any PX payments to generators that are not covered by the zonal MCPs would be recovered via an uplift spread over all loads. Similarly, any transmission usage charges that the PX must pay ISO which are not covered by the difference in zonal MCPs would be collected by the PX via an uplift spread over all loads.

In the above example, ISO would set the usage charge from A to B to $200/MWh while the PX would set its zonal MCPs to $150/MWh. Uplifts would be used to recover the payment that the PX must make to G4: for its energy priced above the soft cap and the
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payment that the PX makes to ISO for transmission that is not recovered by the difference in zonal MCPs:

o   Additional payment to G(4) = 60 MWh * ($350/MWh - $150/MWh) = $12,000.
o   Additional payment to ISO = 100 MW * ($200/MW - $0/MW) = $20,000.

This could also have some unintended consequences. For example, we could find that transmission is prices well above energy as in the example. This would send perverse price signals. It may also open unknown opportunities for gaming.

Conclusion

Scheduling and pricing in the PX Day-Ahead and Day-Of energy markets is coordinated with the ISO's Day-Ahead and Day-Of transmission congestion markets. The changes that are necessary to add soft price caps in the PX energy markets should be coordinated with modifications in the ISO transmission congestion markets. At present, we have several open questions regarding the way that pricing in the two markets should be coordinated.

Since the PX energy markets and the ISO transmission markets are coordinated, changing pricing in one market may open gaming opportunities in the other market. The PX and ISO should monitor for anomalous behavior that may indicate attempts to game the soft cap.